                                CONSENT AGREEMENT

          THIS CONSENT AGREEMENT is made this 10th day of March, 1995 by and among the NATIONAL HOCKEY LEAGUE, a joint venture organized as an unincorporated association not-for-profit (the "NHL"), MSG HOLDINGS, L.P., a Delaware limited partnership ("MSG Holdings"), MSG EDEN CORPORATION, a Delaware corporation ("Eden"), ITT EDEN CORP., a Delaware corporation ("ITT Eden"), ITT MSG INC., a Delaware corporation ("ITT MSG"), ITT CORPORATION, a Delaware corporation ("ITT"), GARDEN L.P. HOLDINGS CORP., a Delaware corporation ("Garden Holdings"), RAINBOW GARDEN CORPORATION, a Delaware corporation ("Rainbow Garden"), RAINBOW PROGRAMMING HOLDINGS, INC., a New York corporation ("Rainbow Holdings"), and CABLEVISION SYSTEMS CORPORATION, a Delaware corporation ("Cablevision" and together with MSG Holdings, Eden, ITT Eden, ITT MSG, ITT, Garden Holdings, Rainbow Garden and Rainbow Holdings, the "Acquiring Parties").

                                   BACKGROUND

          (a) Pursuant to an Agreement and Plan of Merger, dated August 27, 1994 (as amended as of March 10, 1995, the "MERGER AGREEMENT"), among Viacom Inc., a Delaware corporation ("VIACOM"), Paramount Communications Realty Corporation, a Delaware corporation and wholly owned subsidiary of Viacom ("PARAMOUNT"), Madison Square Garden Corporation, a Delaware corporation ("MSG"), ITT, Rainbow Garden and MSG Holdings, MSG Holdings has agreed to acquire MSG, which, indirectly, owns all of the assets which comprise the New York Rangers Hockey Club (the "RANGERS"). To effectuate the acquisition, MSG will be merged with and into MSG Holdings, with MSG Holdings being the survivor of such merger (the "MERGER").

          (b) On the date hereof: (i) Eden, as a general partner, owns a 1% partnership interest in MSG Holdings; (ii) ITT MSG, as a limited partner, owns an approximately 83.9% partnership interest in MSG Holdings; (iii) Garden Holdings, as a limited partner, owns an approximately 15.1% partnership interest in MSG Holdings; (iv) the outstanding capital stock of Eden is owned equally by ITT Eden and Rainbow Garden; (v) ITT MSG and ITT Eden are wholly-owned subsidiaries of ITT; (vi) Garden Holdings and Rainbow Garden are wholly-owned subsidiaries of Rainbow Holdings which, in turn, is a wholly-owned subsidiary of Cablevision; and (vii) the common stock of ITT is traded on the New York Stock Exchange. Further, the Acquiring Parties contemplate that Garden Holdings may in the future purchase additional limited partnership interests in MSG Holdings from ITT MSG such that, following such purchase, Garden Holdings and ITT MSG would each own a 49.5% limited partnership interest in

MSG Holdings (the "RAINBOW POST CLOSING PURCHASE"). If Garden Holdings does not consummate the Rainbow Post Closing Purchase, the parties also contemplate that Garden Holdings may sell to ITT, ITT Eden or ITT MSG, in whole or in part, the interests in MSG Holdings held by Garden Holdings and Rainbow Garden (the "ITT POST CLOSING PURCHASE").

          (c) MSG Holdings has entered into a Credit Agreement dated as of January 20, 1995 (the "CREDIT AGREEMENT"), among MSG Holdings, the lending institutions parties thereto and Chemical Bank, as agent, pursuant to which a $450 million revolving credit facility (the "CREDIT FACILITY") will, subject to the terms and conditions thereof, be made available to MSG Holdings. The proceeds of the Credit Facility will be used to pay a portion of the purchase price under the Merger Agreement and to finance the working capital needs of MSG Holdings, including, after the Merger, the Rangers. As security for the financing, MSG Holdings has agreed to grant to Chemical Bank, as Collateral Agent, a security interest in substantially all of its assets, including the Rangers. The NHL has consented to the grant of that security interest pursuant to and subject to the terms of a separate letter to Chemical Bank, as agent.

          (d) Charles F. Dolan or his estate ("Dolan") and his family and trusts for the benefit of members of his family, whether now existing or hereafter created, so long as any trust created after March 10, 1995, signs the "Dolan Letter" (the "Family Trusts") collectively own a majority of the outstanding Class B Shares of Cablevision and, as a result thereof, have the right to elect 75% of the board of directors of Cablevision, and no person or entity owns in excess of 5% of the capital stock of ITT.

          (e) A portion of the acquisition price in the Merger will be paid by MSG Holdings to Paramount from equity contributions made to MSG Holdings by Garden Holdings and ITT MSG in the approximate amounts of $110 million and $610 million, respectively.

          (f) The consent of the NHL Board of Governors is required for certain of the transactions proposed in subsections (a) through (c) above under, INTER ALIA, Article 3.5 of the NHL Constitution ("Article 3.5") and Bylaw 35, as well as the NHL resolutions and rules adopted thereunder. (The transactions described in subsections (a) through (c) above shall be referred to herein as the "Proposed Transactions.")

          (g) The Acquiring Parties have furnished to the NHL true, complete and correct copies of all material documents relating to the Proposed Transactions, a complete list of which is provided on Schedule 1A (the "Transaction Documents").

          (h) On March 3, 1995, the NHL Board of Governors adopted a resolution (the "Resolution") approving the Proposed Transactions, subject to the terms and conditions of this Consent Agreement and the terms of the Gaming Letters as defined in Section 14(d), which are executed by the NHL in accordance with the authority set forth in the Resolution.

          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and subject to the following terms and conditions, it is agreed as follows:

          1. NHL CONSENT. Subject to the terms and conditions set forth in the Resolution and in this Consent Agreement, the NHL hereby consents to the Proposed Transactions; provided, however, that the NHL's consent to the Rainbow Post Closing Purchase and the ITT Post Closing Purchase shall be automatically revoked, effective without further notice, if such transactions are not consummated on or prior to the date which is 18 months after the date hereof; provided further, however, that, solely in connection with the consummation of the ITT Post Closing Purchase, such 18 month period shall be extended for a period of 135 days. The consent granted herein is limited to the Proposed Transactions and does not extend to any other transfer, sale, liquidation, wind-up, dissolution, mortgage, hypothecation, pledge or other impairment or encumbrance of any assets of, or direct or indirect ownership interests in, MSG Holdings, whether or not the same may be contemplated by the Transaction Documents.

          2. PERFORMANCE OF AGREEMENTS. Each Acquiring Party agrees to perform all of the terms and conditions required of it under the Transaction Documents, including, without limitation, the Merger Agreement and the Bid Agreement, dated August 15, 1994, among ITT, Cablevision and Rainbow Holdings, true and complete copies of which have been delivered to the NHL.

          3.   NHL CONSTITUTION, BYLAWS AND AGREEMENTS.

          (a) Notwithstanding anything contained to the contrary in any Transaction Document:

               (i) For so long as it owns a direct or indirect ownership interest in MSG Holdings, and should it cease to hold such interest, subject to execution and delivery of documents in form reasonably satisfactory to the NHL releasing and indemnifying the Affiliated NHL Parties (as defined in Section 13) from all Losses (as defined in Section
     13) arising out of or relating to its former ownership interest in MSG Holdings, each Acquiring Party jointly and severally agrees to be bound by and comply with (A) the NHL Constitution, including, without limitations,

     Article 3.5 (Transfer of Ownership), Article 3.9 through 3.12 (concerning involuntary termination by the NHL and disposition of the Franchise), and
     Article 4 (concerning territorial rights), (B) the NHL Bylaws, including, without limitation, Bylaw 35 (Transfer of Membership or Ownership Interest in Franchise), Bylaw 36 (Transfer of Franchise Location) and Bylaw 37 (Admission of New Members), (C) all other NHL rules, regulations, policies and resolutions, (D) the current and future Collective Bargaining Agreements between the NHL and the National Hockey League Players' Association and consent decrees and settlement agreements presently or hereafter in effect or entered into between or among the NHL and its Member Clubs of the NHL and other persons in furtherance of NHL business or interests or as otherwise authorized, directly or indirectly, by the NHL Board of Governors, the NHL Commissioner, the Constitution or the Bylaws, and (E) the NHL Commissioner's interpretation of any of the foregoing, all as may be amended from time to time (collectively, the "NHL Constitution and Agreements"), in each case to the extent that the subject provisions of the NHL Constitution and Agreements (x) relate directly or indirectly to MSG Holdings' ownership of the Rangers and (y) are generally applicable to all Member Clubs.

              (ii) For so long as it owns a direct or indirect ownership interest in MSG Holdings, and should it cease to hold such interest, subject to execution and delivery of documents in form reasonably satisfactory to the NHL releasing and indemnifying the Affiliated NHL Parties (as defined in Section 13) from all Losses (as defined in Section
     13) arising out of or relating to its former ownership interest in MSG Holdings, each Acquiring Party jointly and severally agrees not to take or support any positions or actions which may be inconsistent with any NHL obligations or the NHL Constitution and Agreements or which may have a material adverse impact on the NHL or its Member Clubs, and

             (iii) For so long as it owns a direct or indirect ownership interest in MSG Holdings, and should it cease to hold such interest, subject to execution and delivery of documents in form reasonably satisfactory to the NHL releasing and indemnifying the Affiliated NHL Parties (as defined in Section 13) from all Losses (as defined in Section
     13) arising out of or relating to its former ownership interest in MSG Holdings, each Acquiring Party jointly and severally agrees not to challenge or support any challenge to, at any time or in any forum, any aspect of the NHL Constitution and Agreements, except insofar as an appeal right is provided in NHL Constitution and Agreements.

          (b) Without modifying the foregoing and pursuant to Article 3.5 of the NHL Constitution, each Acquiring Party agrees and represents to the NHL that the transactions contemplated by the Transaction Documents shall not, except as contemplated by the Transactions Documents, materially adversely affect the Franchise (as hereinafter defined) or the operation or financial condition of the Rangers and shall not in any way impair or adversely affect any debts, liabilities or obligations of the Rangers or MSG to any other person, including, without limitation, to the NHL, its Member Clubs or any related or affiliated entity of the NHL or of any of its Member Clubs, including, without limitation, player contracts or deferred compensation to players and other personnel.

          4.   LOCATION AND TERRITORY OF FRANCHISE.

          (a) Except as set forth herein, each Acquiring Party warrants and represents to the NHL that it has received no representation, commitment, promise, assurance or other indication of any kind whatsoever with respect to any future transfer of ownership or change in location of the NHL franchise known as the New York Rangers (the "Franchise").

          (b) The Acquiring Parties jointly and severally warrant, represent and covenant to the NHL that the acquisition of an interest in the Rangers is for the purpose of operating the Franchise and hereby agree to so operate the Franchise and to play the Rangers' schedule of home games in the territory of the Franchise as provided for in the NHL Constitution and Agreements. The territorial definition of the Franchise shall be as provided for in the NHL Constitution and Agreements, including without limitation, Article IV thereof. The Acquiring Parties and the Rangers jointly and severally hereby confirm and agree that the "Home Territory" and the "Sphere of Influence" of the Franchise is as described on Exhibit A hereto and each jointly and severally further represents and warrants that it has received no representation, commitment, promise, assurance or other indication of any kind whatsoever contrary thereto.

          5. POST MERGER CAPITAL STRUCTURE AND OTHER CONDITIONS. The NHL's consent granted in Paragraph 1 hereof is subject to (a) the consummation of the Merger, (b) MSG Holdings entering into the Credit Agreement and pledging its interests in the Rangers to Chemical Bank, as Collateral Agent, in connection therewith, and (c) the ownership structure of the Acquiring Parties conforming to the provisions of paragraph (b) of the "Background" Section hereof. Except as permitted under this Consent Agreement, or the Toronto-Dominion Pledge Letter (as defined in Section 6(c)(i)), none of the Acquiring Parties shall pledge the Franchise, their interest therein or any other hockey-related assets to secure any debt obligation other than amounts outstanding under the Credit Facility without the NHL's prior written consent.

          6.   OWNERSHIP, CONTROL, CHANGE IN DOCUMENTS.

          (a) The Co-Presidents of Eden as of the date hereof are Marc Lustgarten and Robert Bowman and they are responsible for and have the authority to manage the business and affairs of Eden and MSG Holdings, subject to certain prior approvals of the board of directors of Eden as required by law and by the stockholder agreement relating to MSG Eden (the "Eden Stockholders Agreement"). The General Manager of the Rangers is Neil Smith, and Mr. Smith is responsible for and has the authority to manage the business and affairs of the Rangers, subject to certain prior approvals of the board of directors of MSG Holdings as required by law and by the Eden Stockholders Agreement.

          (b) Notwithstanding any provision in any other agreement which may be to the contrary, the NHL and NHL Member Clubs may rely upon as binding upon the Rangers, MSG Holdings and Eden any action of Charles F. Dolan or James L. Dolan with respect to any communication, agreement, understanding, action, consent or other transaction with or concerning the NHL, or its Member Clubs.

          (c)  Each Acquiring Party acknowledges and agrees that:

               (i) The ownership of the Franchise, any proposed transfer of the location of the Franchise and any proposed sale, pledge or other transfer of the assets of, or any direct or indirect ownership interest in, MSG Holdings are subject to the NHL Constitution and Agreements and this Consent Agreement, including particularly Articles 3.5 and 4.2 of the NHL Constitution and Bylaws 35 and 36. Without limiting the foregoing, any sale, pledge, or other transfer of the assets of, or a direct or indirect ownership interest in, the Acquiring Parties shall be subject to and conditioned upon approval of the NHL pursuant to Article 3.5, unless otherwise provided in the Constitution and Agreements, PROVIDED that (A) ITT or Cablevision may effect a "spin-off" (or other corporate reorganization) of any of its wholly-owned subsidiaries (other than ITT Eden, ITT MSG, Garden Holdings and Rainbow Garden) which owns a direct or indirect interest in the Rangers (a "SPUN-OFF SUBSIDIARY") without NHL consent if and only if (I) after the spin-off the ownership of common stock in such Spun-off Subsidiary is identical (except for changes in ownership by "public" shareholders or the grant or exercise of employee stock options or other similar rights granted to employees of such Spun-off Subsidiary and without giving effect to any when issued trading) to the ownership of common stock in ITT or Cablevision, as the case may be, on the record date of the spin-off and
     (II) following the spin-off, ITT or Cablevision, as the case my be, shall be released from its obligations under this Consent Agreement, provided that it executes and delivers documents in form reasonably satisfactory to the NHL releasing and indemnifying the Affiliated NHL Parties from all Losses arising out of or relating to its former ownership interest in MSG Holdings, and PROVIDED further that ITT or Cablevision, as the case may be, shall continue to be an "affiliate" of such Spun-off Subsidiary to the extent ITT or Cablevision, as the case may be, remains under common control with such Spun-off Subsidiary, (B) it is acknowledged and agreed that shares of Cablevision common stock held by Family Trusts or members of Dolan's family shall be deemed to be held by Dolan for the purposes of this Consent Agreement and the NHL Constitution and Agreements and nothing herein or therein shall restrict transfers of such common stock between Dolan and such Family Trusts or such family members or among such Family Trusts or family members, (C) the conversion of the securities described on
     Schedule 5A hereto (the "Convertible Securities") into shares of common stock of Cablevision or the issuance of common stock of Cablevision otherwise in respect of the Convertible Securities is hereby approved by the NHL, (D) Dolan, members of his family and his Family Trusts may pledge stock of Cablevision owned by them as collateral for loans made to them, PROVIDED that, in the event that after giving effect to any such pledge Dolan, members of his family and Family Trusts own in the aggregate less than 51% of the voting power of Cablevision, the pledgee with respect to such pledge shall have executed and delivered to the NHL a letter similar to the letter delivered in connection with the Lender Letter Agreement, (E) the existing pledge of the stock of Rainbow Holdings by Cablevision in favor of Toronto-Dominion (Texas), Inc. as agent for certain lenders which have made senior bank facilities available to Rainbow Holdings, and any replacement, modification, substitution or extension of such pledge in connection with any refinancing or amendment of such credit facilities, is hereby approved, PROVIDED that Toronto-Dominion (Texas), Inc., as administrative agent and as co-agent, and Canadian Imperial Bank of Commerce, as co-agent, shall have executed and delivered to the NHL a letter in the form of schedule 6B hereto (the "Toronto-Dominion Pledge Letter'), and (F) the sale, assignment or transfer of the stock of Cablevision shall not be deemed to be a transfer of a controlling interest in Cablevision for purposes of Article 3.5 of the NHL Constitution to the extent that, following any such sale, assignment or transfer, Dolan and his family and Family Trusts have the right in the aggregate to elect a majority of the board of directors of Cablevision.

              (ii) No Transaction Document (including, without limitation, the Merger Agreement, the Agreement of Limited Partnership of MSG Holdings and the respective Certificates of Incorporation and Bylaws of Garden Holdings, Rainbow Garden, Eden, ITT Eden and ITT MSG) shall be rescinded, canceled, terminated or amended in any respect which may or will materially affect the conditions, obligations or duties set forth in this Consent Agreement or under the NHL Constitution and Agreements or adversely affect the interests of the NHL without the prior written approval of the NHL. The NHL shall be promptly notified in writing, pursuant to paragraph 14(c) hereof, of any proposed change, whether or not the NHL has consent rights with respect to the change.

             (iii) Without limiting the provisions of subsection (i) above, and except as specifically set forth in (i) above, each Acquiring Party acknowledges and agrees that each of the below listed actions are subject to the approval of the NHL and, accordingly, any such actions taken but not approved by the NHL shall subject the Acquiring Parties and the Franchise to all remedies and rights which may be enforced by the NHL or its Member
     Clubs:

               (A) MSG Holdings to change it status as a Delaware limited partnership or Garden Holdings, Rainbow Garden, Eden, ITT Eden or ITT MSG to change their respective statuses as Delaware corporations:

               (B) MSG Holdings, Garden Holdings, Rainbow Garden, Eden, ITT Eden or ITT MSG to liquidate or dissolve or transfer a substantial part of its assets to another entity, if such assets include an interest in the Franchise;

               (C) a change in the general partner of MSG Holdings or a change in control of MSG Holdings, whether or not presently provided in the Agreement of Limited Partnership of MSG Holdings;

               (D) except as set forth in Section 6(c)(i), any transaction that will result in a change, directly or indirectly, in the ownership of any of MSG Holdings, Garden Holdings, ITT MSG, Eden, ITT Eden, Rainbow Garden,

                    Rainbow Holdings, Cablevision or ITT, except as may otherwise be specifically authorized by Article 3.5 of the NHL Constitution or by this Consent Agreement. The parties acknowledge and agree that any transfer of a direct ownership interest in ITT or Cablevision (or, after a spin-off of a wholly owned subsidiary pursuant to and in accordance with Section 6(c)(i), the relevant Spun-off Subsidiary) is subject to compliance with the NHL Constitution and Agreements, provided that, notwithstanding anything to the contrary contained in this Consent Agreement, any such transfer effectuated without the NHL's prior written consent (if such consent is required under the NHL Constitution and Agreements) and for which such consent is not granted within 30 days after such transfer by the NHL, will subject MSG Holdings and the Franchise, as the NHL's sole remedy, to any and all rights and remedies that the NHL may have against MSG Holdings and/or the Franchise in connection with a material breach by any Acquiring Party of the NHL Constitution and Agreements, including without limitation, those enumerated in Section 14(h) below. The Acquiring Parties agree to be bound by any decision of the NHL and its Member Clubs, and any actions taken by the NHL or its Member Clubs in connection with the exercise of the NHL's remedies contemplated by this Section in respect of such decision, not to approve any person or entity to whom any direct ownership interest in ITT or Cablevision (or, after a spin-off of a wholly owned subsidiary pursuant to
                    Section 6(c)(i), the relevant Spun-off Subsidiary) is transferred without the NHL's written consent (if such consent is required under the NHL Constitution and Agreements) (a "Transferee") as a holder of an ownership interest in a Member Club. The Affiliated NHL Parties shall be entitled to indemnification in accordance with Section 13 hereof with respect to all Losses arising out of any claim by a Transferee, any Acquiring Party or any affiliate of an Acquiring Party with respect to the NHL's and its Member Clubs' decision not to approve such Transferee as a holder of an ownership interest in a Member Club or any actions taken by the NHL or its Member Clubs in connection with the exercise of its remedies contemplated by this Section in respect of such decision not to approve such Transferee. The parties hereto agree that the failure to obtain the approval of the NHL and/or its Member Clubs for any transfer described in this paragraph will not in and of itself affect the ability of the transferor to convey good title to the shares transferred. The NHL further agrees that it shall not seek to enjoin any sale of Cablevision or ITT stock (or, after a spin-off of a wholly-owned subsidiary pursuant to and in accordance with Section 6(c)(i), the relevant Spun-off Subsidiary), provided that the NHL may seek injunctive or other relief to prevent such transferee from exercising dominion or control directly or indirectly over MSG Holdings or the assets of the Rangers.

              (iv) The foregoing covenants apply and shall be enforceable notwithstanding any provision of any document or instrument to the contrary.

          (e) Each of the Acquiring Parties (other than Cablevision, ITT, Rainbow Holdings, and any Spun-off Subsidiary) agrees that its stock or partnership certificate or other document evidencing ownership in such entity, if any, will bear a legend substantially as follows:

          "The transfer, pledge or other disposition of [this limited] partnership interest] [the stock reflected by this certificate] is subject to the approval and consent of the National Hockey League pursuant to the NHL Constitution and Bylaws and a certain Consent Agreement dated March 10, 1995 with the NHL."

          7.   WORKING CAPITAL, GUARANTIES AND CAPITAL CONTRIBUTIONS.

          (a) MSG Holdings agrees that at all times it shall pay in the ordinary course and in a timely fashion all of the Operating Expenses and shall maintain Net Working Capital solely for the use in the operations of the Franchise in an amount equal to not less than $15.0 million. The obligation of MSG Holdings to maintain the Net Working Capital for each annual period shall be deemed to be satisfied so long as:

               (i) MSG Holdings has entered into a working capital line of credit with a commercial bank making available to MSG Holdings an amount at all times equal to or exceeding the required amount of Net Working Capital; PROVIDED, THAT, except as set forth in subparagraph (b) below, such line of credit is not terminable by such bank absent an event of default during each of the respective annual periods that the Net Working Capital is being determined (i.e., the annual periods being from the date of signing to December 31, 1995 and thereafter from each January 1 through the following December 31), or

              (ii) MSG Holdings has agreed in writing to make a line of credit available to the Rangers in an available amount at all times equal to or exceeding the required amount of Net Working Capital; PROVIDED, THAT, any such line of credit shall be on terms satisfactory to the NHL; PROVIDED, FURTHER, that if MSG Holdings makes any such line of credit available, it shall be obligated at all times to keep an amount available to be drawn under the Credit Facility, or a substitute credit facility, for on-lending to the Rangers, which is sufficient to maintain a minimum of $15.0 million Net Working Capital in the Rangers.

          (b) For purposes of this Consent Agreement, "Net Working Capital" means (i) the amount of current assets as determined in accordance with generally accepted accounting principles in effect from time to time in the United States ("GAAP") and the unused portion of any line of credit entered into by MSG Holdings in accordance with paragraph (a)(i) or paragraph (a)(ii) above (provided that, with respect to paragraph (a)(i) above, such line of credit is not terminable during the forthcoming NHL season for which Net Working Capital is being determined and, with respect to paragraph (a)(ii) above, neither the intercompany line of credit nor MSG Holding's line of credit is terminable during the forthcoming NHL season for which Net Working Capital is being determined), less (ii) current liabilities as determined in accordance with GAAP. The computation and determination of Net Working Capital shall not take into account as an asset any monies, deposits or receipts with respect to advance ticket sales or, as a liability, a reserve or equivalent account in respect of such advance ticket sales. All other current assets and current liabilities, determined in accordance with GAAP, shall be taken into account in making such working capital computation. Notwithstanding anything contained in this Consent Agreement to the contrary, for purposes of this paragraph (b) and paragraph (a) of this Section 7, a line of credit shall not be deemed to be terminable in the annual period or the forthcoming season if its term is to expire prior to the start of the NHL regular season, provided that MSG Holdings has received a written commitment letter from a bank satisfactory to the NHL at least 30 days prior to the expiration of the then existing line of credit to extend or replace the line of credit through, at least, the next following 12-month period from the expiration date and provided further that the NHL receives notification that the replacement line of credit has in fact been timely issued and is available to MSG Holdings.

          (c) For purposes of this Consent Agreement,"Operating Expenses" includes all expenses incurred in the operation of the Franchise; all obligations incurred by the Rangers in the operation of any minor league club; dues and assessments payable to the NHL; any sums required to cure defaults in the payment of salaries, bonuses, deferred compensation, or other sums due to any player on the NHL reserve list of the Franchise and any sums required to take all necessary steps so that, at the close of the applicable NHL season, the Franchise shall hold valid, enforceable and transferable player contracts for all of its players that were under contract during the prior season, except as may be changed in connection with trades and transfers in the ordinary course of business; the payment of salary, bonus, pension contribution and other compensation earned by any and all such players, including but not limited to, withholding taxes and unemployment taxes payable with respect to such compensation, and the payment of premiums on insurance to cover in the customary manner the appropriate compensation which may be due or become due to such players in the event the player becomes disabled and unable to perform his duties in the course of his employment pursuant to the collective bargaining agreement between the NHL and the National Hockey League Players' Association then in effect, or any applicable collective bargaining agreement with a minor league's players' association.

          (d) Notwithstanding anything to the contrary contained in the Consent Agreement or in any other document or agreement:

               (i) ITT agrees to, and does hereby guaranty to and for the benefit of the NHL to, provide to the Rangers or MSG Holdings as the case may be from time to time such amounts as from time to time may be necessary for MSG Holdings to fully and punctually pay, perform and discharge, all Operating Expenses in the ordinary course and in a timely fashion; and

              (ii) In the event that the NHL shall have the exclusive and unrestricted right under Paragraph 7(b) of the Lender Letter Agreement (as hereinafter defined) to select the purchaser to whom the Club Collateral (as defined in the Lender Letter Agreement) shall be sold pursuant to such Paragraph, ITT hereby agrees, upon the request of the NHL, to purchase the Club Collateral from

     MSG Holdings at the purchase price specified in Paragraph 7(b)(iii)(A) of the Lender Letter Agreement (and upon such other reasonable terms and conditions as may be agreed to by ITT and the NHL), which purchase price shall be paid to the Collateral Agent in cash at closing (in full release of the lien of the Collateral Agent on the Club Collateral), all in accordance with the applicable terms and conditions of Paragraph 7 of the Lender Letter Agreement and to assume all Operating Expenses. This provision is intended to be a "last resort" provision and does not, and shall not be deemed to, give ITT any right of first refusal in the event the NHL has located another purchaser.

          (e) The Acquiring Parties acknowledge and agree that the NHL is a third party beneficiary of the agreements set forth in Section 7(d) and that the NHL's provision of the consent contained herein has been conditioned upon the provision of such agreements. The NHL shall have the right to require that the agreements set forth in Section 7(d) hereof be enforced in accordance with their terms.

          (f) The Acquiring Parties shall furnish to the NHL, within 90 days of the end of each fiscal year of the Rangers, true and complete financial statements for the Rangers, consistent with past practice. The Acquiring Parties will give the NHL access, at the NHL's request on reasonable notice, to MSG Holdings' books and records pertaining or relevant to the Rangers in order to verify the accuracy of the foregoing financial statements or any other financial information provided to the NHL.

          (g) In addition to the financial statements described above, each Acquiring Party shall deliver to the NHL such other publicly available financial information with respect to it as the NHL may reasonably request from time to time.

          (h) MSG Holdings, upon the NHL's request, shall (a) promptly deliver to the NHL a confirmation, in such form and substance as the NHL may reasonably request, that MSG Holdings then currently maintains the required level of Net Working Capital and (b) provide the NHL (or its representatives) access to MSG Holdings' books and records pertaining or relevant to the Rangers in order that the NHL may confirm the same is true and correct. The NHL agrees, on behalf of itself and all of its officers and agents, to hold all information furnished by the Acquiring Parties to the NHL confidential and not to disclose any of such information to any person or entity without the prior written consent of MSG Holdings, except as otherwise disclosed pursuant to prior practice or as generally applicable to all Member Clubs.

          8. REPRESENTATIONS AND WARRANTIES. Each Acquiring Party hereby represents and warrants to the NHL as follows:

          (a) It is a corporation duly organized, validly existing and in good standing under the laws of the state of its existence, and has the power and authority to own, operate and lease its properties and to carry on it business. MSG Holdings is a limited partnership validly existing and in good standing under the laws of the state of its existence, and has the power and authority to own, operate and lease its properties and to carry on its business.

          (b) It has the power and authority to execute and deliver this Consent Agreement and to perform its obligations hereunder.

          (c) The execution, delivery and performance of this Consent Agreement constitutes a valid and binding obligation of such Acquiring Party enforceable in accordance with its terms.

          (d) Except for the pledge of the Rainbow Holdings stock consented to in writing by the NHL, the ownership interests in it described in paragraph (b) of the "Background" Section hereof are validly issued and fully paid and are held free and clear of any liens, security interests, pledges, charges, encumbrances or claims of liability. Except for the Rainbow Post Closing Purchase and the ITT Post Closing Purchase or as otherwise permitted hereunder, and the pledges of Rainbow Holdings stock consented to in writing by the NHL, such Acquiring Party presently has no intention of selling any part of its interest in the Rangers, whether direct or indirect, or any of the assets of the Rangers, and, except for the Convertible Securities, there are no options, warrants, put or call rights or any other rights of acquisition or conversion that would entitle any person or entity to acquire any of its direct or indirect interest, whether equity or otherwise, in the Rangers.

          (e) All balance sheets, income statements and other financial statements heretofore furnished by such Acquiring Party to the NHL in connection with the application for this consent have been prepared in accordance with GAAP and were prepared in good faith and are complete.

          (f) There is no action, suit, or proceeding pending against the Rangers or such Acquiring Party which involves the likelihood of any adverse judgement or liability not fully covered by insurance or with respect to which adequate reserves have not been established in accordance with GAAP and which may result in a material adverse change in the business, properties or assets or in the condition, financial or otherwise, of such Acquiring Party or which may prevent or impede the consummation of the transactions contemplated by this Consent Agreement. There is no order, writ, injunction or decree that has been issued by, or, to the knowledge of such Acquiring Party, requested by, any court or governmental agency which does or may result in any material adverse change in the business, properties or assets or in the condition, financial or otherwise, of such Acquiring Party or which may prevent or impede the consummation of this Consent Agreement.

          (g) To the best of the knowledge and belief of such Acquiring Party, MSG Holdings and Eden each has complied in all material respects with all material laws, regulations and orders, federal or otherwise.

          (h) All material consents, waivers, approvals, orders and authorizations of any persons or entities or governmental or regulatory authorities (or registrations, declarations, filings or recordings with any such authorities) that are required in connection with the Proposed Transactions have been obtained and are in full force and effect.

          (i) Such Acquiring Party has performed in all material respects all obligations required to be performed by it to date with respect to the transactions contemplated by this Consent Agreement and, except as disclosed in any schedules hereto, it is not in default under any material contract, agreement, lease, or other instrument relating to the same to which it is a party or by which it is bound. True and correct copies of all documents described or referred to herein or in any Schedule attached hereto have heretofore been delivered or made available to the NHL or will be made available upon request and will be signed by an officer of Eden for identification upon request of the NHL.

          (j) The execution and delivery of this Consent Agreement, and compliance with the terms hereof by such Acquiring Party, will not conflict with, or result in the breach of, any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of its properties or assets (except as contemplated or disclosed herein or the Schedules hereto) pursuant to any indenture, mortgage, lease, agreement or other instrument to which it is a party or by which it is bound.

          9.   CABLE AGREEMENTS.

          (a) (i) Although MSG Holdings is considering numerous alternatives with respect to the MSG Network which include the matters described in clauses
(A) and (B) below, MSG Holdings has no current intention and has made no decisions relating to the implementation of (A) cablecasting Rangers games on a premium cable service, except to the extent consistent with current practice, or (B) merging operations of MSG Network with the operations of SportsChannel New York.

          (ii) At all times, the Acquiring Parties shall cause feeds with respect to the Rangers to be made available on the terms and conditions and in accordance with the NHL Constitution and Agreements.

          10. LENDER COOPERATION LETTER AGREEMENTS. The parties hereto agree and acknowledge that, notwithstanding any other provision contained herein to the contrary, the consent of the NHL referred to herein is specifically subject to and conditioned upon, and such consent shall not be deemed granted until, the execution and delivery of an agreement in form and substance satisfactory to the NHL in its sole discretion: (a) by and among the NHL and Chemical Bank, for itself and on behalf of all other Lenders (as defined in the Credit Agreement), relating to the Credit Facility in the total aggregate amount of $450 million, which is secured by certain ownership interests in the Rangers and certain hockey-related assets of the Rangers, including the Franchise, in the form set forth in Schedule 10A attached hereto) (the "Lender Letter Agreement") and (b) by and among the Acquiring Parties in favor of the NHL relating to certain gaming activities (the "Gaming Letter").

          11. DISTRIBUTIONS. Notwithstanding anything set forth in any Transaction Document or any other agreement, there will be no payment or distribution to the partners of MSG Holdings in any year, other than payments of interest and required payments of principal to non-Acquiring Parties, if such payment or distribution would reduce the amount of the Net Working Capital below that required to be maintained by MSG Holdings as set forth in this Consent Agreement.

          12. FINANCING STATEMENTS. The Rangers and the Acquiring Parties agree to execute any and all financing statements requested by the NHL which the NHL reasonably deems necessary to notify creditors of the Rangers and the Acquiring Parties of the existence of Article III of the NHL Constitution and Agreements and this Consent Agreement, provided that with respect to any financing statement filed against ITT, Cablevision or Rainbow Holdings, such financing statement shall be subject to the consent of their secured lenders, which will not be unreasonably withheld.

          13. RELEASE AND LIMITATION OF LIABILITY. (a) As partial consideration for the NHL providing the consents contained herein, each of the Acquiring Parties, and Viacom and Paramount, on their own behalf and on behalf of their successors and assigns, but not on behalf of any affiliate or subsidiary or in its capacity as a partner, shareholder or agent of any such affiliate or subsidiary, hereby forever release and discharge the NHL, NHL Enterprises, Inc., all of the NHL's Member Clubs (except the Rangers) and each of their successors and assigns and any of their respective past, present or future owners, directors, officers, agents, trustees or employees in their respective capacities as such (collectively, "Affiliated NHL Parties") from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, Canadian, United States, state, provincial, local or otherwise), which, to the best knowledge of MSG Holdings or MSG, in the case of the release by MSG Holdings, or, which to the best knowledge of MSG, Viacom and Paramount, in the case of the release by Viacom and Paramount, exist as of the date of execution of this Consent Agreement by reason of any act, omission, transaction or occurrence taken or occurring at any time up to and including the date of the execution of this Consent Agreement, relating to, or arising from, any hockey operations or any NHL activity, including without limitation, the performance, presentation or exploitation of any hockey game or hockey exhibition or in respect of the Proposed Transactions (collectively, "HOCKEY MATTERS"); PROVIDED that as to Viacom and Paramount only as to matters relating to the ownership and operation of the franchise known as The New York Rangers; and PROVIDED, FURTHER, that nothing in this paragraph shall be construed or interpreted as a release and discharge by any of the Acquiring Parties or Viacom or Paramount of (i) any claims, demands, causes of action or liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, Canadian, United States, state, provincial, local or otherwise), relating to the matters described on Schedule 13, or (ii) any amounts due to any of the Acquiring Parties or Viacom or Paramount from any Affiliated NHL Parties in the ordinary course or under agreements executed prior to the date hereof or in respect of player transactions. To the extent any Affiliated NHL Party asserts a claim against any Acquiring Party, Viacom or Paramount, as the case may be, then the release contained in this paragraph shall not prohibit such Acquiring Party, Viacom or Paramount, as the case may be, from asserting a defense or counterclaim to that claim.

          (b) The Acquiring Parties hereby agree, based upon facts known to, or facts that reasonably should have been known to, the Acquiring Parties on the date hereof, not to initiate a judicial or other proceeding against the NHL challenging any provision of the NHL Constitution and Agreements as in effect and interpreted on the date hereof as they may apply to acts or omissions up to and including the date hereof.

          (c) Without limiting any other rights then NHL may have, and without limiting any party's affirmative obligation to pay the amounts referenced in this Consent Agreement, the Acquiring Parties and MSG Holdings hereby jointly and severally agree to indemnify and hold harmless the Affiliated NHL Parties from and against any and all losses, obligations, claims, liabilities, fines, penalties, damages, costs and expenses (including without limitation, reasonable costs of investigation and settlement and attorneys' fees, including in actions with Affiliated NHL Parties) incurred or required to be paid by an Affiliated NHL Party, (collectively, "Losses") arising out of, attributable to or relating to legal actions against any Affiliated NHL Party (other than any action by any Acquiring Party, against any Affiliated NHL Party) with respect to (i) the transactions contemplated in the Transaction Documents and (ii)(A) any liability or obligation under this Consent Agreement and (B) any wrongful or allegedly wrongful act or omission, or any liability or obligation to the Affiliated NHL Parties, occurring or arising after the date of this Consent Agreement of MSG Holdings (or any of its shareholders, directors, officers, employees, representatives or agents in their respective capacities as such), PROVIDED that no Affiliated NHL Party other than the NHL or NHL Enterprises shall be entitled to indemnification under clause (ii)(B) unless the Commissioner determines that such indemnification is reasonable and appropriate. The NHL agrees (i) that it will give the Acquiring Parties notice of any claim as to which it reasonably expects to seek indemnification, and (ii) that the Acquiring Parties will be consulted on a reasonable basis concerning the defense, settlement, or other response to any claim for which indemnification is sought. The Acquiring Parties agree that they shall have no right to control the defense or other response to such a claim and that they will fully cooperate with the League, its designated counsel and other representatives. No claim against either an individual Member Club or which is based primarily on an act or omission of the Rangers for which indemnification is sought will be settled without the consent of the Acquiring Parties, such consent not to be unreasonably withheld.

          (d) Without limiting any other rights the NHL may have, and without limiting any party's affirmative obligation to pay the amounts referenced in this Consent Agreement, Viacom and Paramount hereby jointly and severally agree to indemnify and hold harmless the Affiliated NHL Parties from and against any and all Losses arising out of, attributable to or relating to (i) the transactions contemplated in the Transaction Documents, and (ii)(A) any liability or obligation to the Affiliated NHL Parties based or arising out of circumstances prior to the date hereof (including without limitation, all obligations set forth in this Consent Agreement), of or (B) any wrongful or allegedly wrongful act or omission prior to the date hereof of, any of Paramount or Viacom, or any of their respective subsidiaries or affiliates and any of their respective owners, shareholders, officers, directors, employees, agents and representatives, in their capacity as such, as they may relate, directly or indirectly, to the Rangers or MSG.

          (e) Nothing contained in this Consent Agreement shall be, or be construed or deemed to be, a subordination by the NHL of the NHL's rights (i) to receive payments on account of indebtedness or liabilities now or hereafter owing to it by the Rangers or any other entity or (ii) to defer or off-set any distribution to the Rangers. Nothing in this Consent Agreement shall be construed in any respect as a guaranty or indemnity by the NHL, or any of its Member Clubs, of any debts, liabilities or obligations whatsoever of the Rangers, Paramount, Viacom, any Acquiring Party or any other party.

          (f)  Notwithstanding anything to the contrary contained in this
Section 13, no Member Club shall be entitled to indemnification pursuant to clause 13(c)(ii)(B) or clause 13(d)(ii)(B) unless the Commissioner determines that it would be reasonable and appropriate for the Member Club to be indemnified under the circumstances.

          14.  ADDITIONAL PROVISIONS.

          (a) The Acquiring Parties agree, in accordance with the third paragraph of Article 3.5 of the NHL Constitution, that all legal fees and costs incurred by the NHL with respect to the transactions contemplated by this Consent Agreement shall be charged to the Franchise and shall be the obligation thereof.

          (b) This Consent Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including but not limited to, any corporation or other business entity into which any party shall be merged, consolidated or amalgamated or to which substantially all of the assets of a party shall be transferred. This Consent Agreement may not be assigned except as set forth herein or with the written consent of the NHL. The parties herein agree that the NHL Constitution and Agreements shall be applicable to each Acquiring Party and to each Acquiring Party's affiliates and subsidiaries, as appropriate, and, shall be (1) limited to hockey related matters and the application and interpretation of the NHL Constitution and Agreements, (2) limited to any such affiliate or subsidiary which is controlled directly or indirectly by such Acquiring Party, (3) in the case of matters relating to the production, telecasting or other related exploitation of hockey games, as set forth in any television rights agreement to which any such affiliate or subsidiary is a party, including, without limitation, any provisions in any such agreement regarding compliance with the NHL Constitution and Agreements and (4) subject to any fiduciary duties or obligations required by law or contract of such Acquiring Party.

Any dispute between the parties hereunder relating to the subject matter hereof which is subject to Section 6.3 of the NHL Constitution shall be resolved in accordance with Section 6.3 of the Constitution and the Commissioner of the NHL shall have full and exclusive jurisdiction and authority to arbitrate and resolve such dispute. Notwithstanding anything to the contrary contained in any Transaction Document, MSG Holdings shall have the right (i) to amend, modify, rescind or restate all governing, constitutive, operating and other agreements or documents relating to the NHL or NHL Enterprises and any of their subsidiaries or affiliates, whether now existing or formed in the future, and to liquidate, dissolve or merge any of those entities, (ii) to vote in favor of any of the actions set forth in clause (i), and (iii) to invest or acquire an interest in any entity in which NHL teams or Member Clubs generally are investing or acquiring interests.

          (c) All notices, consents, requests, instruments, approvals and other communications provided for herein shall be validly given, made or served effective on the date of dispatch thereof, if in writing and delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, or by overnight courier service, as follows:

          If to the NHL:           National Hockey League
                                   1251 Avenue of the Americas
                                   New York, New York  10020-1198
                                   Attention:  General Counsel

          If to MSG Holdings,      Two Penn Plaza
          L.P.:                    14th Floor
                                   New York, New York  10121
                                   Attention:  General Counsel

          If to MSG                c/o ITT Corporation
          Eden Corporation         1330 Avenue of the Americas
                                   New York, New York  10019
                                   Attention:  General Counsel

                                         and

                                   c/o Rainbow Programming Holdings, Inc.
                                   150 Crossways Park West
                                   Woodbury, New York  11797
                                   Attention:  General Counsel

          If to ITT Corporation,   1330 Avenue of the Americas
          ITT MSG Inc. or ITT      New York, New York  10019
          Eden Corp.               Attention:  General Counsel

          If to Rainbow            150 Crossways Park West
          Programming Holdings,    Woodbury, New York  11797
          Inc., Rainbow Garden     Attention:  General Counsel
          Corporation or
          Garden L.P. Holding
          Corp.

          If to Cablevision        One Media Crossways
          Systems Corporation      Woodbury, New York  11797
                                   Attention: General Counsel

          If to Viacom, Inc.       1515 Broadway
          or Paramount             New York, New York  10036
          Communications           Attention:  General Counsel
          Realty Corporation

or to such other persons or to such other addresses as the parties hereto shall designate from time to time by like notice.

          (d) This Consent Agreement, the Lender Letter Agreement, the Gaming Letter, the letter from Richard Ward of ITT to the NHL, dated February 27, 1995 (the "February Letter" together with the Gaming Letter, the "Gaming Letters") and the exhibits and schedules annexed hereto and made a part hereof contain the entire agreement among the parties hereto with respect to the transactions contemplated herein and supersede all prior agreements or understandings among the parties hereto relating to the subject matter hereof (other than the Resolution). This Consent Agreement shall not be modified, supplemented, or terminated orally, and shall be governed by the laws of the State of New York, without reference to the conflicts of law provisions thereof. It is acknowledged and agreed that the NHL will suffer immediate and irreparable harm in the event of a breach of this agreement by any other party hereto of any of its or his obligations hereunder and will not have an adequate remedy at law, and therefore, the NHL shall in addition to any other remedy available to it at law or in equity, be entitled to temporary, preliminary and permanent injunctive relief (except as provided in Section 6(c)(iii)(D)) and a decree for specific performance in the event of a breach or threatened or attempted breach, without the necessity of showing any actual damage or irreparable harm or the posting of any bond or furnishing of any other security. This agreement shall be interpreted neutrally and without regard to the party that drafted it and, in particular, no rule of construction shall be applied as against any party hereto that would result in the resolution of an ambiguity contained herein against the drafting party.

          (e) This Consent Agreement may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

          (f) No failure on the part of any party to exercise, and no delay of exercising, any right, power or remedy shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy.

          (g) Except for the provisions of Section 7, the representations, covenants and agreements contained in this Consent Agreement shall be construed as several covenants between, as applicable, each of the parties hereto other than the NHL, on the one hand, and the NHL, on the other hand, and not as covenants between any of such parties other than the NHL between each other. Accordingly, except for the provisions of Section 7, any of such representations, covenants and agreements, and any of the transactions referred to in such representations, covenants and agreements, may be waived, amended, consented to or otherwise approved by the NHL, on the one hand, and the particular party other than the NHL to which such representations, covenants, agreements or transactions apply, on the other hand, without the consent or approval of any other party. By way of illustration and not limitation, changes in any party's direct or indirect ownership of the Rangers or in the ownership of any party may, for all purposes of this Consent Agreement, be consented to by such party and the NHL without the consent of any other party.

          (h) The parties hereto acknowledge and agree that the failure by any of the Acquiring Parties to comply with any of the provisions of this Consent Agreement, the Gaming Letter, the Ward Letter or the Lender Letter Agreement shall constitute a material breach of this Consent Agreement which entitles the NHL to take action permitted by the NHL Constitution and/or this Consent Agreement. Said action includes, in addition to any and all other rights to which the NHL shall be entitled to under this Consent Agreement or otherwise, the right of the NHL to commence termination proceedings under Article III of the NHL Constitution and except as provided in Section 6(c)(iii)(D) such other remedies as may be provided by law or in equity for the breach of a material obligation; provided, that, if in the judgment of the NHL, which shall not be exercised in an arbitrary or capricious way, a breach that occurs is one which may be cured by an Acquiring Party, the NHL shall not commence termination proceedings under Article III of the NHL Constitution, or permit any such termination proceedings commenced by any other person to be concluded, unless it shall have first given to such Acquiring Party notice of and such opportunity to cure the default as the NHL deems appropriate under the circumstances in its judgment, which shall not be exercised in an arbitrary or capricious manner. No party hereto shall attempt to prevent the NHL's exercise of such rights on the basis that the NHL cannot exercise dominion or control over its allocable share of the rights or assets that are the subject of the NHL's actions because it was not the breaching party. The NHL agrees that notwithstanding anything to the contrary contained herein, it shall not demand that Cablevision actually pay monetary damages, fines or penalties for any breach of any representation, warranty, agreement or covenant (including, without limitation, Section 13) contained herein, regardless of whether it is joint and several, with respect to any breach by any person other than Cablevision (including any other party hereto or any affiliate of Cablevision). This limitation applies solely to the direct payment of monetary damages, fines and/or penalties by Cablevision.

          (i) All of the parties to this Consent Agreement acknowledge and agree that the NHL has reviewed the Transaction Documents that have been supplied to it for certain limited purposes only and that the NHL is not charged with knowledge of, or deemed to have any independent obligations under, any of the Transaction Documents. For greater certainty and clarity,

                                    -  23 a -


notwithstanding anything contained in any Transaction Document, whether to the contrary or otherwise, in the event of any conflict or ambiguity between any term or provision contained in this Consent Agreement and any Transaction Document, the terms of this Consent Agreement shall control. Rainbow Holdings, Garden Holdings and Rainbow Garden hereby agree that any violation by Charles Dolan of the NHL Constitution and Agreements shall be deemed for all purposes of this Consent Agreement to be a violation by Rainbow Holdings, Garden Holdings and Rainbow Garden of the NHL Constitution and Agreements which shall entitle the NHL to exercise all rights and remedies in respect thereof against Rainbow Holdings, Garden Holdings and Rainbow Garden under this Consent Agreement and the NHL Constitution and Agreements as the NHL may have under this Consent Agreement and the NHL Constitution and Agreements, including a requirement that Garden Holdings and Rainbow Garden divest themselves of all their ownership interests in the Franchise at the direction of the Commissioner.

          (j) The headings in the sections of this Consent Agreement are inserted for convenience of reference only and shall not constitute a part thereof.

          IN WITNESS WHEREOF, this Consent Agreement has been executed this 10th day of March, 1995.


NATIONAL HOCKEY LEAGUE


By: /s/ JEFFREY A. MISHKIN
   ---------------------------
   Name: Jeffrey A. Mishkin
   Title: Executive President
          and General Counsel

MSG EDEN CORP.                     MSG HOLDINGS, L.P.

By:  /s/ ROBERT F. SHEEHY          By:  MSG EDEN CORP.,
   ---------------------------            its general partner
   Name: Robert F. Sheehy
   Title: Vice President                By: /s/ ROBERT F. SHEEHY
                                           --------------------------------
                                           Name: Robert F. Sheehy
                                           Title: Vice President

ITT MSG INC.                       ITT EDEN CORP.

By:  /s/ ROBERT F. SHEEHY          By: /s/ ROBERT F. SHEEHY
   ---------------------------        -------------------------------------
Name: Robert F. Sheehy                Name: Vice President

GARDEN L.P. HOLDINGS CORP.         RAINBOW GARDEN CORPORATION

By:  /S/ MARC A. LUSTGARTEN        By: /S/ MARC A. LUSTGARTEN
   ---------------------------        -------------------------------------
   Name: Marc A. Lustgarten           Name: Marc A. Lustgarten
   Title: Vice Chairman               Title: Vice Chairman


ITT CORPORATION                    RAINBOW PROGRAMMING HOLDINGS, INC.

By: /S/ ROBERT F. SHEEHY           By: /S/ MARC A. LUSTGARTEN
   ---------------------------        -------------------------------------
   Name: Robert F. Sheehy             Name: Marc A. Lustgarten
   Title: Vice President              Title: Vice Chairman


CABLEVISION SYSTEMS CORPORATION

By: /S/ MARC A. LUSTGARTEN
   ---------------------------
   Name: Marc A. Lustgarten
   Title: Vice Chairman


Viacom Inc. and Paramount Communications Realty Corporation hereby consent to, and agree to be bound by, the terms and provisions of Sections 13 (a) and (b) hereof:

VIACOM INC.                        PARAMOUNT COMMUNICATIONS REALTY CORPORATION

By:/S/ MICHAEL D. FRICKLAS         By: /S/ MICHAEL D. FRICKLAS
   ---------------------------        -------------------------------------
   Name: Michael D. Fricklas          Name: Michael D. Fricklas
   Title: Senior Vice President       Title: Senior Vice President

                           [MAP - Description to Come]

                                                                     SCHEDULE 1A

                              TRANSACTION DOCUMENTS

          Agreement and Plan of Merger, dated as of August 27, 1994, among Viacom Inc., Paramount Communications Realty Corporation, Madison Square Garden Corporation, ITT Corporation, Rainbow Garden Corporation and MSG Holdings, L.P.

          Agreement dated August 15, 1994 among ITT Corporation, Cablevision Systems Corporation and Rainbow Programming Holdings, Inc., as amended by letter dated September 15, 1994.

                                   SCHEDULE I

1. CONVERTIBLE PREFERRED STOCK. On March 31, 1994, Cablevision issued and sold 100,000 shares of its Series E Redeemable Exchangeable Convertible Preferred Stock (the "Series E Preferred Stock") to Toronto-Dominion Investments, Inc. in a private transaction. The Series E Preferred Stock was sold for a purchase price of $1,000 per share and carry a liquidation preference of a like amount plus accrued and unpaid dividends. Dividends accrue at a floating rate of LIBOR plus 2.5 percent and are payable, at Cablevision's option, either in cash or in registered shares of Class A common stock with a value equalling 105 percent of the required dividend. Additional dividend payments may be required with respect to the availability of the dividend received deduction. The Series E Preferred Stock is redeemable at any time at the option of Cablevision at par plus accrued and unpaid dividends to the redemption date and are convertible after March 31, 1995 into Class A common stock, at the option of the holder, at a conversion rate based on 95 percent of the average closing price of the Class A Common Stock for the twenty business days prior to conversion. Additionally, the holders of the Series E Preferred Stock have the right to convert their shares in connection with certain change in control transactions (regardless of when they occur) into a number of shares of Class A Common stock which would yield $100,000 based upon an auction process involving the Class A Common stock issuable on such conversion or, at the holder's election, at a conversion rate based on 95 percent of the average closing price of the Class A Common Stock for the twenty business days prior to conversion. Cablevision has the right to suspend the conversion of the Series E Preferred Stock from March 31, 1995 through March 31, 1997 as long as it is in compliance with its Restricted Group financial covenants and is current in dividend payments of the Series E Preferred Stock.

2. SUTTON CAPITAL SUBORDINATED NOTES. On August 8, 1994, subsidiaries of Cablevision issued promissory notes totalling $151 million, due in 1998 and bearing interest at 6% until the third anniversary and 8% thereafter (increasing to 8% and 10% respectively, if interest is paid in shares of Cablevision's Class A Common Stock). Principal and interest on the notes is payable, at Cablevision's election, in cash or in shares of Cablevision's Class A Common Stock. In certain circumstances, Cablevision may extend the maturity date of the promissory notes until 2003 for certain additional consideration.

3. CABLEVISION OF NEW YORK CITY. Charles F. Dolan holds a 1% limited partnership interest in the subsidiary of Cablevision that holds the New York City cable franchises and holds certain preferential rights therein that entitle him to an annual cash payment (the "Annual Payment") of 14% multiplied by the outstanding balance of his "Minimum Payment". The Minimum Payment is $40.0 million and is to be paid to Mr. Dolan prior to any distributions from CNYC LP to partners other than Mr. Dolan. In addition, Mr. Dolan has the right, exercisable on December 31, 1997, and as of the earlier of (1) December 31, 2000 and (2) December 31 of the first year after 1997 during which CNYC achieves an aggregate of 400,000 subscribers, to require Cablevision to purchase (Mr. Dolan's "put") his interest in such subsidiary. Cablevision has the right to require Mr. Dolan to sell his interest in such subsidiary to Cablevision (Cablevision's "call") during the three year period commencing one year after the expiration of Mr. Dolan's second put. In the event of a put, Mr. Dolan will be entitled to receive from Cablevision the Minimum Payment, any accrued but unpaid Annual Payments, a guaranteed return on certain of his investments in such subsidiary and a Preferred Payment defined as a payment (not exceeding $150.0 million) equal to 40% of the Appraised Equity Value (as defined) of such subsidiary after making certain deductions including a deduction of a 25% compound annual return on approximately 85% of Cablevision's investments with respect to the construction of Phases III, IV and V of CNYC and 100% of certain of Cablevision's other investments in CNYC, including Mr. Dolan's Annual Payment. In the event Cablevision exercises its call, the purchase price will be computed on the same basis as for a put except that there will be no payment in respect of the Appraised Equity Value amount. Cablevision has the right to make payment of the put or call exercise price in the form of shares of Cablevision's Class B Common stock or, if Mr. Dolan so elects, Class A Common Stock, except that all Annual Payments must be paid in cash to the extent permitted under Cablevision's Credit Agreement. Under the Credit Agreement, Cablevision is currently prohibited from paying the put or call exercise price in cash and, accordingly, without the consent of the bank lenders, would be required to pay it in shares of Cablevision's Common Stock.

4. EMPLOYEE STOCK PROGRAMS. Under its employee stock programs, Cablevision has issued to employees options, restricted stock and bonus award shares with respect to its Class A Common Stock. As of the date hereof, there options and awards outstanding representing approximately 1.66 million shares.

5. CABLEVISION OF BOSTON. In June 1994, Cablevision and Cablevision of Boston Limited Partnership ("Cablevision Boston") entered into a agreement which is designed to give Cablevision full ownership of Cablevision Boston. The agreement provides for the acquisition by Cablevision of the interests of Cablevision Boston which it does not already own in a series of transactions. Cablevision and Cablevision Boston have filed with the Securities and

     Exchange Commission a Consent Solicitation Statement/Prospectus with respect to the proposed transactions. Each of the transactions is subject to a number of conditions, including the approval by the limited partners of Cablevision Boston who are unaffiliated with the general partners of Cablevision Boston. Consummation of the transactions would result in the limited partners in Cablevision Boston receiving Class A Common stock of Cablevision with an expected aggregate market value of approximately $40 million.

6. EXISTING PLEDGES. Cablevision has pledged the capital stock of Rainbow Programming to Toronto Dominion (Texas), Inc. as Administrative Agent, in support of Rainbow Programming's senior credit facility. Charles F. Dolan has pledged certain shares of Cablevision stock to various lenders in support of personal loans to himself and to member of his family.

              CLAIMS AND POTENTIAL CLAIMS AGAINST NHL AND NHL CLUBS

1. Any claims arising out of or in connection with the agreement dated May 5, 1972 between the New York Rangers and Nassau Sports (New York Islanders).

2. Any claims arising out of or in connection with the Territorial and Broadcasting Rights Agreement dated as of June 19, 1982 (and related documents, including but not limited to a Promissory Note) and the Broadcast Funds Agreement and Settlement Agreement, dated as of December 18, 1986 between the New York Rangers and Meadowlanders, Inc. (New Jersey Devils).

3. Any claims arising out of or in connection with the proceeding before the NHL Commissioner concerning the New York Rangers, the St. Louis Blues, and Mike Keenan.

4. Any claims arising out of or in connection with the dispute between the New York Rangers and Esa Tikkanen, which is currently the subject of a grievance arbitration.

5. Any claims arising out of or in connection with the dispute between the New York Rangers and Nick Kypreos, which is currently the subject of a grievance arbitration.

6. Any claims arising out of or in connection with the dispute concerning the pension matters addressed in BATHGATE V. NATIONAL HOCKEY LEAGUE PENSION SOCIETY, ET. AL.